(d)(13)(i)

AMENDED SCHEDULE A

to the

EXPENSE LIMITATION AGREEMENT

VOYA PARTNERS, INC.

OPERATING EXPENSE LIMITS

Name of Fund*	Maximum Operating Expense Limit (as a percentage of average net assets)
	Adviser Class	Initial Class	Class R6	Service Class	Service 2 Class
Voya Global Bond Portfolio Term Expires May 1, 2019	1.17%	0.67%	N/A	0.92%	N/A
Voya International High Dividend Low Volatility Portfolio (formerly, VY® Templeton Foreign Equity Portfolio) Term Expires May 1, 2020	1.25%	0.75%	0.75%	1.00%	1.15%
VY® American Century Small-Mid Cap Value Portfolio Initial Term Expires May 1, 2008 Initial Term for Service 2 Class Expires May 1, 2010 Initial Term for Class R6 Expires May 1, 2017	1.52%	1.02%	1.02%	1.27%	1.42%
VY\® Baron Growth Portfolio Term Expires May 1, 2021	1.49%	0.99%	0.99%	1.24%	1.39%
VY® Columbia Small Cap Value II Portfolio Term Expires May 1, 2021	1.45%	0.95%	0.95%	1.20%	1.35%
VY® Invesco Equity and Income Portfolio Term Expires May 1, 2016 Initial Term for Class R6 Expires May 1, 2017	1.15%	0.65%	0.65%	0.90%	1.05%
VY® Invesco Oppenheimer Global Portfolio Initial Term Expires May 1, 2013 Initial Term for Class R6 Expires May 1, 2017	1.30%	0.80%	0.80%	1.05%	1.20%
VY® JPMorgan Mid Cap Value Portfolio Term Expires May 1, 2021	1.38%	0.88%	N/A	1.13%	1.28%
VY® T. Rowe Price Diversified Mid Cap Growth Portfolio Term Expires May 1, 2018 Initial Term for Class R6 Expires May 1, 2017	1.30%	0.80%	0.80%	1.05%	1.20%
VY® T. Rowe Price Growth Equity Portfolio Initial Term Expires May 1, 2013 Initial Term for Class R6 Expires May 1, 2017	1.25%	0.75%	0.75%	1.00%	1.15%

/s/ HE.

HE

Effective Date:	January 1, 2020 to lower expense limits on VY® Baron Growth Portfolio, VY® Columbia Small Cap Value II Portfolio, and VY® JPMorgan Mid Cap Value Portfolio.

*	This Agreement shall automatically renew for one-year terms with respect to a Fund unless otherwise terminated in accordance with the Agreement.